Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (hereinafter the “Agreement”) is made as of March 2, 2021, by and between Neil E. Jenkins (hereinafter the “Executive”) and Lawson Products, Inc., an Illinois corporation (hereinafter “Company”).

WHEREAS, Executive presently serves as the Company’s Executive Vice President, General Counsel and Secretary;

WHEREAS, Executive and the Company entered into that certain Employment Agreement dated as of August 29, 2012 (the “Employment Agreement”) (defined terms not defined herein shall have their meaning set forth in the Employment Agreement);

WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive’s proposed retirement and provision of consulting services in the future.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1.    Executive’s Retirement.

(a)    Executive agrees to remain employed as the Company’s Executive Vice President, General Counsel and Secretary through March 31, 2021 (the “Retirement Date”). Effective as of the Retirement Date, Executive shall be deemed to have resigned his employment and all other positions with the Company.

(b)    From the Retirement Date through the end of the Consulting Period (as defined below), Executive shall serve as a consultant to the Company on the terms set forth in this Agreement.

(c)    Notwithstanding the foregoing, nothing in this Agreement changes the “at will” nature of Executive’s employment with the Company prior to the Retirement Date and the Employment Agreement shall remain in effect through the Retirement Date, and, to the extent provided for therein, after Executive’s termination of employment.

2.    Compensation Through Retirement Date. If Executive remains employed through the Retirement Date, Executive shall receive the following compensation through his Retirement Date:

(a)    Executive shall continue to be eligible to receive the employee benefits he currently receives, except as provided in Section 2(b).

(b)    Executive’s current base salary shall not change. Executive shall receive his bonus under the Company’s Senior Executive Officer Annual Incentive Plan for fiscal 2020 in the ordinary course. Executive shall not receive a Senior Executive Officer Annual Incentive Plan award or a Senior Executive Officer Long-Term Incentive Plan award for 2021.

(c)    On the Retirement Date, Executive shall be eligible for his Accrued Compensation (as defined in the Employment Agreement).

(d)    Executive’s participation in any Company employee benefit plans or programs (including without limitation any matching contributions under the Company’s 401(k) plan, deferred compensation plans, life insurance premium programs and other medical programs or other personal benefits and perquisites) shall cease immediately following the Retirement Date, except as otherwise expressly provided in this Agreement or in the applicable Company plan. For the avoidance of doubt, Executive shall not be eligible for severance benefits under any Company plan, including the Employment Agreement.

3.    Release of Claims. As consideration for entering into this AgreementExecutive shall sign and let become effective a general release of claims in the form attached hereto as Exhibit A (the “Release”) within 30 days following the Retirement Date.

4.    Compensation During Consulting Period. Subject to Executive signing and letting become effective the Release within the period of time specified therein:

(a)    During the Consulting Period, the Company shall pay Executive an annualized amount of $216,000.00 per year, payable in monthly installments (in arrears) for each month of the Consulting Period, but in no event beyond March 31, 2026.

(b)    Attached hereto as Exhibit B is a list of Executive’s market stock units (“MSUs”), stock performance rights (“SPRs”) and restricted stock units (“RSUs” and, together with MSUs and SPRs, “Existing Equity Awards”). No changes shall be made to the terms of the Existing Equity Awards set forth in the applicable award agreement except as follows:

(i)        The Consulting Period shall be deemed to be continued employment with the Company for all purposes under the Existing Equity Awards;

(ii)    The termination of the Consulting Period under Section 5(a) shall constitute the termination of Executive’s employment with the Company for purposes of the Existing Equity Awards and any post-termination exercise periods shall commence at that time.

(c)     Executive shall continue to be covered under the Company’s group health plan, including any spousal and dependent coverage, at active employee rates, through the end of the Consulting Period, and, thereafter, Executive shall be eligible to exercise his rights to COBRA continuation coverage with respect to such group health plan for Executive, and, where applicable, Executive’s spouse and eligible dependents, at Executive’s expense.

(d)    Notwithstanding the foregoing, if the Consulting Period terminates prior to March 31, 2026 for any reason other than a voluntary termination by Executive (provided that a termination that occurs because Executive is Disabled shall not constitute a voluntary termination by Executive) or a termination by the Company due to Executive’s material breach of this Agreement (subject to the provisions of Section 5(e)), the payments and benefits provided for in this Section 4 shall continue to be paid or provided through March 31, 2026 to Executive or Executive’s designated beneficiary (and if none, his spouse, if any, then his estate).

5.    Consulting Agreement.

(a)    From the Retirement Date through the earlier of (i) March 31, 2026, (ii) the Company’s termination of the Consulting Period (pursuant to Section 5(e)) or (iii) Executive’s death or becoming Disabled (such applicable period, the “Consulting Period”), Executive will provide consulting and advisory services from time to time as may be reasonably requested by the Company’s Chief Executive Officer or a Board member (with the prior approval of the Company’s Chairman of the Board or the Board’s Lead Independent Director) The consulting services to be provided under this Agreement may include general business, market development and other advice similar to that provided by Executive previously when engaged as an employee of the Company, provided that the parties agree that Executive shall not be engaged in the practice of law as part of the consulting services. Executive will perform such consulting services in a commercially reasonable matter.

(b)         In making requests, the Company will take into consideration Executive’s other business and personal commitments that may arise during the Consulting Period. The parties anticipate the amount of consulting services that the Company will request of Executive is up to 350 hours per calendar year (the “Target Hours”) during the Consulting Period (such amount to be prorated for partial years during the Consulting Period); provided that any services requested exceeding the Target Hours shall be at times and schedules agreed to by the Chairman or the Lead Independent Director and Executive.

(c)     During the Consulting Period, Executive shall not be an employee of the Company, shall not be entitled to receive any perquisites or benefits from the Company except as expressly provided in this Agreement, and shall be required to pay his own taxes with respect to the compensation paid pursuant to this Agreement.

(d)    During the Consulting Period, the Company shall pay or reimburse Executive for reasonable out-of-pocket expenses incurred in connection with Executive’s performance of the Consulting Services, upon presentation of written documentation thereof in accordance with Company expense reimbursement policies.

(e)    In the event of Executive’s material breach of this Agreement, the Company, by action of the Board of Directors, may terminate the Consulting Period if Executive has not cured such breach within 15 days after the Company provides written notice to Executive of such breach, and upon such termination, the Company shall have no further obligations hereunder.

(f)    In the event of a Change in Control (as defined in the Employment Agreement), Executive’s obligation to provide consulting services shall lapse, but the payments and benefits of Section 4 shall continue through the end of the Consulting Period (i.e., March 31, 2026).

6.    Covenants by Executive.

(a)    During the Consulting Period, Executive agrees to continue to be bound by the Company’s Code of Conduct as currently in effect. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Company’s Code of Conduct, the terms of this Agreement shall control.

(c)    During the Consulting Period, Executive will not, directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of the Company or its affiliates to terminate employment or any other relationship with the Company or its applicable affiliate.

(d)    Except as reasonably necessary to perform the consulting services hereunder, Executive agrees not to disclose any Confidential Information gained during or as a result of his employment by or service to the Company. “Confidential Information” means any information that is, or should reasonably be understood to be, confidential or proprietary to the Company, including, but not limited to all information, whether in written, oral, electronic, magnetic, photographic or any other form, that relates to the Company’s past, present and future businesses, products, product specifications, designs, drawings, concepts, samples, intellectual property, inventions, know-how, sources, costs, pricing, technologies, customers, vendors, other business relationships, business ideas and methods, distribution methods, inventories, manufacturing processes, computer programs and systems, employees, employee salary information, hiring practices, operations, marketing strategies and other technical, business and financial information. Notwithstanding the foregoing, Confidential Information shall not include information that (i) has entered the public domain without Executive’s breach of any obligation owed to the Company; (ii) is rightfully received by Executive from a third party without confidentiality restrictions. Nothing contained in this Agreement shall be construed to prevent Executive from testifying truthfully before any court, tribunal or other legal proceeding.

7.    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of Executive) and permitted assigns. This Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations shall be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, and pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

8.     Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, at, in the case of the Company, 8770 W. Bryn Mawr Ave., Suite 900, Chicago, IL 60631, Attn: Chief Executive Officer and, in the case of Executive, his principal residence address as shown in the records of the Company. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three days after mailing if mailed as aforesaid.

9.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

10.    Tax Withholding. The Company shall withhold from any payments made to Executive under this Agreement (including without limitation any benefits or payments under Sections 2, 3, 4 and 5 hereof) any amounts determined by the Company to be required to be withheld by applicable federal, state or local tax law.

11.    Miscellaneous.

(a)    Executive acknowledges that he has received, or had the opportunity to receive, independent legal advice from legal counsel of his choice prior to executing this Agreement and that he has not relied on any representations or statements made by the Company that are not specifically set forth in this Agreement.

(b)    This Agreement (including applicable references to the Employment Agreement, which are hereby incorporated herein) represents the entire understanding of the parties hereto with respect to the matters set forth herein and supersedes any prior understandings or agreements between the parties with respect thereto. The terms and provisions of this Agreement may not be modified or amended except in a writing signed by both parties. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)     No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by Executive or, on behalf of the Company, a Company officer or delegated member of the Board of Directors.

(d)     Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefits payable under this Agreement following his death by giving the Company written notice thereof in accordance with applicable Company policies. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

12.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (together, “Section 409A”). The parties acknowledge that they believe that Executive will have such a “separation from service” on the Retirement Date. Any benefits payable pursuant to this Agreement following a “separation from service” that may be considered deferred compensation under Section 409A (the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six-month period following Executive’s “separation from service” will accrue during such six-month period and will instead become payable in a lump sum payment on the date six-months and one day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything herein to the contrary, if Executive dies following his “separation from service” but prior to the six-month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b)    To the extent that any payments or benefits hereunder which provide for reimbursements of expenses, in-kind benefits or legal fees would be considered deferred compensation under Section 409A, such payments shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred, and the amount of reimbursable expenses or in-kind benefits available during a calendar year may not affect the amount of reimbursable expenses or in-kind benefits available in any other calendar year.

(c)    It is the intent of the parties that this Agreement comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

13.     Indemnification. With respect to the Consulting Period, the Company shall continue to cover Executive under its Directors and Officers insurance policy and shall indemnify, defend and hold Executive harmless on the same basis as the senior executives of the Company, but in no event on a less favorable basis as provided pursuant to the Indemnification Agreement between the Company and Executive in effect on the date hereof.

14.     Counterparts. This Agreement may be executed in counterparts, which shall be deemed originals with the same effect as if both parties had signed the same document. Any counterpart shall be construed together with any other counterpart and both shall constitute one Agreement. For the purposes of this Agreement, a facsimile or PDF copy of a signature shall be construed to be an original.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

LAWSON PRODUCTS, INC.

By:	/s/ Michael G. DeCata
Name:	Michael G. DeCata
Title:	CEO

EXECUTIVE

/s/ Neil Jenkins
Neil E. Jenkins

EXHIBIT A

CONFIDENTIAL GENERAL RELEASE

In consideration of the payments and other benefits set forth in the Retirement and Consulting Agreement (hereinafter the “Agreement”) made and entered into by and between Neil E. Jenkins (hereinafter the “Executive”) and Lawson Products, Inc., an Illinois corporation (hereinafter the “Employer”), as of [            ], 2021, Executive hereby executes this Confidential General Release (hereinafter the “Release”):

1.    Executive hereby releases Employer, its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies, entities or divisions, its or their past and present employee benefit plans, trustees, fiduciaries and administrators and any and all of its and their respective past and present officers, directors, partners, insurers, agents, representatives, attorneys and employees (all collectively included in the term the “Employer” for purposes of this release), from any and all claims, demands or causes of action which Executive, or Executive’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Executive” for purposes of this release), have, had or may have against Employer, based on any events or circumstances arising or occurring prior to and including the date of Executive’s execution of this Release to the fullest extent permitted by law, regardless of whether such claims are now known or are later discovered, including but not limited to any claims relating to Executive’s employment or termination of employment by Employer, any rights of continued employment, reinstatement or reemployment by Employer, and any costs or attorneys’ fees incurred by Executive (collectively, the “Released Claims”); provided, however, Executive is not waiving, releasing or giving up any rights Executive may have to workers’ compensation benefits, to vested benefits under any pension or savings plan, to payment of earned and accrued but unused vacation pay, to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, to unemployment insurance, to any vested Equity Awards, to any vested awards or benefits under the LTIP or any Benefit Plan, to indemnification (x) provided by Lawson Products, Inc., a Delaware corporation, pursuant to the Delaware General Corporation Law or its certificate of incorporation or bylaws or the Indemnification Agreement dated as of             , 20     between Lawson Products, Inc., a Delaware corporation, and Executive, or (y) provided by Employer pursuant to the Illinois Business Corporation Act or its articles of incorporation or bylaws, in each case as they exist on the date of Executive’s termination of employment, or to enforce the terms of the Agreement, or any other right which cannot be waived as a matter of law. In the event any claim or suit is filed on Executive’s behalf with respect to a Released Claim, Executive waives any and all rights to receive monetary damages or injunctive relief in favor of Executive.

2.    Executive agrees and acknowledges: that this Release is intended to be a general release that extinguishes all Released Claims by Executive against Employer; that Executive is waiving any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Rehabilitation Act, the Illinois Human Rights Act, and all other federal, state and local statutes, ordinances and common law, including but not limited to any and all claims alleging personal injury, emotional distress or other torts, to the fullest extent permitted by law; that Executive is waiving all Released Claims against Employer, known or unknown, arising or occurring prior to and including the date of Executive’s execution of this Release; that the consideration that Executive will receive in exchange for Executive’s waiver of the Released Claims exceeds anything of value to which Executive is already entitled; that Executive has entered into this Release knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice from counsel of Executive’s choosing; and that Executive has had a reasonable period of time within which to consider this Release. Executive represents that Executive has not assigned any claim against Employer to any person or entity. Executive agrees not to apply for or seek employment with Employer.

3.    Executive hereby agrees and acknowledges that Executive has carefully read this Release, fully understands what this Release means, and is signing this Release knowingly and voluntarily, that no other promises or agreements have been made to Executive other than those set forth in the Agreement or this Release, and that Executive has not relied on any statement by anyone associated with Employer that is not contained in the Agreement or this Release in deciding to sign this Release.

4.    This Release will be governed by the laws of the State of Illinois and all disputes arising under this Release must be submitted to a court of competent jurisdiction in Chicago, Illinois. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

5.    Executive may accept this Release by delivering an executed copy of the Release to:

Lawson Products, Inc.

8770 W. Bryn Mawr Ave., Suite 900

Chicago, IL 60631

Attn: Chief Executive Officer

on or before [insert a date at least 21 calendar days after Executive’s receipt of this Agreement].

6.    Executive may revoke this Release within seven (7) days after it is executed by Executive by delivering a written notice of revocation to:

Lawson Products, Inc.

8770 W. Bryn Mawr Ave., Suite 900

Chicago, IL 60631

Attn: Chief Executive Officer

no later than the close of business on the seventh (7th) calendar day after this Release was signed by Executive. This Release will not become effective or enforceable until the eighth (8th) calendar day after Executive signs it. If Executive revokes this Release, Employer shall have no obligation to provide the payments and other benefits set forth in the Agreement.

EXECUTIVE:
Name: Neil E. Jenkins

(Executive’s Signature)

Dated:

EXHIBIT B

Outstanding Equity Awards (as of February 25, 2021)

Type of Award	# Outstanding		Grant Date	# Unvested		Strike Price		Expiration Date
SPRs	7,713		1/13/15	0		$25.16		12/31/22
SPRs	10,796		1/15/16	0		$18.98		12/31/23
SPRs	9,552		1/12/17	0		$22.75		12/31/24
SPRs	10,460		1/8/18	0		$24.70		12/31/25
SPRs*	6,003		3/5/19	6,003		$30.54		12/31/26
MSUs*	10,301	**	3/5/19	10,301	**	n/a	**	n/a
RSUs*	4,327		3/5/19	4,327		n/a		n/a

*	Vesting date is 12/31/21
**	Target award of 10,301 shares; may be increased to up to 150% of target (15,451 shares) based on stretch Common Stock price of $49.00.